EXHIBIT 3.6
THIRD AMENDMENT
TO THE AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
OF CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/2
          THIS THIRD AMENDMENT TO THE AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/2 (this “Amendment”) is entered into as of the 17th day of October, 2000, by and among ConCap Equities, Inc., a Delaware corporation (the “General Partner”), and each of the Limited Partners. All capitalized terms used herein but not otherwise defined shall have the meanings ascribed thereto in the “Partnership Agreement” (as defined below).
          WHEREAS, Consolidated Capital Institutional Properties/2, a California limited partnership (the “Partnership”), exists pursuant to that certain Limited Partnership Agreement of Consolidated Capital Institutional Properties/2, dated as of Apri1 12, 1983, as amended and restated by an Amended and Restated Limited Partnership Agreement of Consolidated Capital Institutional Properties/2, dated June 24, 1983, as further amended by that certain First Amendment to the Consolidated Capital Institutional Properties/2 Amended and Restated Limited Partnership Agreement, dated as of July 15, 1985, and as further amended by that certain Second Amendment to the Amended and Restated Limited Partnership Agreement of Consolidated Capital Institutional Properties/2, dated as of October 23, 1990 (as so amended, the “Partnership Agreement”); and
          WHEREAS, the General Partner has obtained consents of the requisite percentage-in-interest of the Limited Partners (i.e., Limited Partners holding greater than fifty percent (50%) of the Units) necessary to amend the Partnership Agreement as provided in this Amendment.
          NOW, THEREFORE, in consideration of the premises, the agreement of the parties herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confessed, the parties hereby agree as follows:
          1.   Section 4.09 of the Partnership Agreement is hereby amended to read as follows:
          “4.09. Reserves. The Partnership shall maintain reasonable reserves for normal working capital and contingencies in an amount determined from time to time by the General Partner in its sole discretion.”

          2. Miscellaneous.
     a.   Effect of Amendment. In the event of any inconsistency between the terms of the Partnership Agreement and the terms of this Amendment, the terms of this Amendment shall prevail. In the event any conflict or apparent conflict between any of the provisions of the Partnership Agreement as amended by this Amendment, such conflicting provisions shall be reconciled and construed to give effect to the terms and intent of this Amendment.
     b.   Ratification. Except as otherwise expressly modified hereby, the Partnership Agreement shall remain in full force and effect, and all of the terms and provisions of the Partnership Agreement, as herein modified, are hereby ratified and reaffirmed. Except as amended hereby, the Partnership Agreement shall continue, unmodified, and in full force and effect.
     c.   Counterparts. This Amendment may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument.
     d.   Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to its principles of conflicts of law.
     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.